ARTICLES OF INCORPORATION
OF
REGAL-BELOIT CORPORATION
(as amended through April 20, 2007)

        The undersigned incorporator, acting as incorporator of a corporation under the Wisconsin Business Corporation Law, Chapter 180 of the Wisconsin Statutes (the WBCL), adopts the following Articles of Incorporation for such operation:

ARTICLE I

NAME

        The name of the Corporation is Regal-Beloit Corporation.

ARTICLE II

PURPOSE

        The purposes for which the Corporation is organized are to engage in any lawful activity within the purposes for which a corporation may be organized under the WBCL.

ARTICLE III

STOCK

        The aggregate number of shares which the Corporation shall have authority to issue is one hundred million (100,000,000) consisting of one class only, designated as “Common Stock” of the par value of one cent ($0.01) per share.

ARTICLE IV

PREEMPTIVE RIGHTS

        No holder of any stock of the Corporation shall have any preemptive right to purchase, subscribe for, or otherwise acquire any shares of stock of the Corporation of any class now or hereafter authorized, or any securities exchangeable for or convertible into such shares.

ARTICLE V

BOARD OF DIRECTORS

    (a)        The authorized number of directors of the Corporation which shall constitute the entire Board of Directors shall be such as from time to time shall be determined by majority of the then authorized number of directors, but in no case shall the authorized number of directors be less than three (3) or more than fifteen (15). The directors shall be divided with respect to the time for which they severally hold office into three (3) classes, as nearly equal in number as possible, as determined by the Board of Directors, with the members of each class to hold office until their successors have been elected and qualified, or until their earlier resignation or removal. At each annual meeting of shareholders, the successors of the members of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of directors held in the third year following the year of their election. No decrease in the number of directors constituting the Board of Directors shall shorten the term of an incumbent director.

    (b)        Any director may be removed from office by the shareholders, but only for cause and only by the affirmative vote of a majority of the votes then entitled to be cast in an election of directors.

    (c)        Any vacancy occurring on the Board of Directors, including, but not limited to, a vacancy created by an increase in the number of directors or the removal of a director, shall be filled only by the affirmative vote of a majority of the directors then in office, even if such majority is less than a quorum of the board of Directors, or by a sole remaining director. If no director remains in office, any vacancy may be filled by the shareholders. Any director elected to fill a vacancy shall serve until the next election of the class for which such director shall have been chosen.

ARTICLE VI

SHAREHOLDER CONSENT ACTION

        Action required or permitted by the WBCL to be taken at a shareholder’s meeting may be taken without a meeting by shareholders who would be entitled to vote shares at a meeting with voting power sufficient to cast not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote were present and voted. The action must be evidenced by one or more written consents describing the action taken, signed by the shareholders consenting thereto and delivered to the Corporation for inclusion in its corporate records. Such a consent has the effect of a meeting vote and may be described as such in any document. Such action shall be effective when consents representing the required number of shares are delivered to the Corporation, unless the consents specify a different effective date.

ARTICLE VII

SHREHOLDER VOTE REQUIRED

        Unless a greater number of affirmative votes is required by the WBCL or these Articles of Incorporation, action on a matter, including the election of directors, by shareholders is approved only if a majority of the votes represented in person or by proxy at a meeting at which a quorum is present are cast in favor of the action.

ARTICLE VIII

REGISTERED OFFICE AND AGENT

        The address of the initial registered office of the Corporation is 200 State Street, Beloit, Rock County, Wisconsin 53511 and the name of its initial registered agent at such address is Gerald J. Berres.

ARTICLE IX

INCORPORATOR

        Name and address of the incorporator is Gerald J. Berres, 2282 Genevieve, Beloit, Wisconsin 53511.

Executed this 2nd day of March, 1994.

/s/Gerald J. Berres
Gerald J. Berres
Incorporator